Agreement Regarding the Collective Responsibilities of the Contractors

Between

Party A: China Huaren Organic Products, Inc. (“CHRN”) and Jilin Province Huaren Organic Products Co. Ltd.  (the “Company”)

Representative: Jinzhong Fang

                                                                And

Party B:    Haizhen Li, Daiwei Zhang,   Qinrao Shi, Xiufang Zhang and Shouyu Lian (collectively as “Management”).

Representative:  Haizhen Li

The above parties (the “Parties”) hereby do enter into a business relationship founded on the principles of equality and mutual benefit in respect to the operation of the Company. This Agreement sets forth and standardizes the rights and obligations of each of the Parties during the course of this relationship. Both Parties are equally bound by the terms of this Agreement.

Article One: The purpose of the Agreement:

1.1           The Company is a subsidiary of CHRN, a public company listed for trading in the United States.  Therefore, both parties shall obey by the laws in both the United States of America and China in the business and capital operations of the Company. The terms of the Agreement are to be interpreted according to the Contract Law of the People’s Republic of China.

1.2   Haizhen Li shall be the Chief Executive Officer of the Company during the contract period.  He and the other members of the Management shall be the Directors of the

Company.  The Management shall pursue the management objectives set forth in this agreement and any other agreements made in the future between the Board of Directors of CHRN and the Management.

1.3   The Board of Directors of CHRN shall thoroughly inspect the work reports and financial statements monthly, quarterly, and annually prepared by the Management. During the contract period, either Party may raise objection and terminate the Agreement in the event of any violation of any law or any term of this Agreement. If it gives notice of termination, the objecting Party shall make clear its objection to the offending Party, point out its responsibilities and specify the compensation for damages associated with the violation.

Article Two: Target Revenue and Compensation

2.1  Target Revenue.

Period	Sales revenue target (RMB Yuan)
8th Aug.-Dec. 2007	15 million
Jan. – Dec. 2008	65 million
Jan. – Dec. 2009	130 million
Jan. – Dec. 2010	260 million
Jan. – Dec. 2011	500 million

2.2

 Cash Compensation As compensation for its services during the contract period, Management shall be entitled to retain from the revenue of the Company a “Management Fee.”  The Management Fee will equal the sum of (a) the net after-tax earnings of the Company calculated in accordance with U.S. GAAP but before deduction of the Management Fee, less (b) the “Profit” shown in the table below, less (c) the expenses of CHRN itemized in Article Nine of this agreement.  The members of Management shall allocated payment of the Management Fee among themselves as they decide from time to time.  The table below indicates the monthly and annual “Profit” that must be achieved by the Company before any Management Fee will be earned by Management.

Year	Annual Profit (in RMB/ Yuan)	Month	Monthly Profit (in RMB/ Yuan)
2007	3,000,000	8	100,000
		9	200,000
		10	400,000
		11	800,000
		12	1,500,000

2008	14,000,000	1	1,200,000
		2	1,200,000
		3	1,300,000
		4	1,300,000
		5	1,400,000
		6	1,450,000
		7	1,500,000
		8	1,550,000
		9	1,700,000
		10	1,400,000
20009	25,000,000	1	1,600,000
		2	1,800,000
		3	2,000,000
		4	2,200,000
		5	2,500,000
		6	2,600,000
		7	2,800,000
		8	2,900,000
		9	3,300,000
		10	3,300,000
2010	4900	1	3,500,000
		2	3,800,000
		3	4,200,000
		4	4,500,000
		5	4,900,000
		6	5,000,000
		7	5,600,000
		8	6,000,000
		9	6,400,000
		10	5,100,000
2011	8400	1	6,500,000
		2	7,000,000
		3	7,500,000
		4	8,000,000
		5	9,000,000
		6	9,500,000
		7	10,500,000
		8	11,000,000
		9	12,000,000
		10	30,000,000

Article Three: Party A’s obligations:

3.1 Party A is liable for all bonds, debts and related legal responsibilities incurred by it prior to August 1, 2007.

3.2  Immediately after the execution of this agreement, CHRN shall adopt a stock option plan (the “Plan”) that will authorize the grant of shares or the issuance of options to purchase up to five million (5,000,000) shares of CHRN common stock.  The Plan will provide that the Management may cause CHRN to grant shares or issue options for up to one million (1,000,000) shares under the Plan to the members of Management or their assigns.  The Plan will also provide that the Management may cause CHRN to grant shares or issue options (with exercise prices determined by Management) for up to four million (4,000,000) shares  from time to time by delivering to CHRN a written representation that the shares or options are being awarded to a sales representative of the Company as an incentive, so as to enlarge the market and increase sales revenue.  Upon receipt of such a representation, CHRN will cause a certificate for the Incentive Shares to be issued to the person designated by Management.  All Incentive Shares shall be issued as restricted securities and the certificates for Incentive Shares will bead a standard restrictive legend.

3.3 Party A shall help Party B build local relations.

3.4 Party A shall supply Party B with information on human resources, accounting, production costs and each department of the Company.

3.5 To ensure leadership in the organic industry, Party A should responsible for innovation of organic products demanded by the market.  The Company shall be entitled to market the new products, and any revenue and Profit derived from sale of the new products shall be included in the making the calculations required by Article Two of this agreement.

 Article Four: Party A’s rights.  Party A shall have the following rights:

4.1 Right to supervise party B’s business conduct

4.2 Right to review party B’s monthly financial reports

4.3 In the event of Party B’s violation of any law or regulations, or breach of this Agreement, Party A has right to recover stocks already issued to members of Management, and to sue for damage or terminate this Agreement.

4.4 The right to independently dispose of the profits of the Company, subject to the control of the Board of Directors of CHRN.

Article Five: Privileges of Prior Officers:

5.1 Fang Jinzhong and Zhang Chengcai (the “Prior Officers”) shall have the right to purchase the products of the Company (up to a certain amount, to be determined by agreement of the Prior Officers with the Management) at cost.  The Prior Officers shall not resell any products purchased from the Company, but may distribute them as gifts for business or personal purposes.

5.4 The Prior Officers, who remain members of the CHRN Board of Directors, shall be given the same privileges with respect to the facilities and personnel of the Company as  any of the members of the Management.

Article Six: Party B’s obligations:

6.1

Fully comply with United State of America and China regulations to operate the Company.

6.2

Fully responsible for business’ management and its profit.

Party B agrees that it will use its best efforts to achieve profits sufficient to justify a CHRN stock price above three US dollars.

6.3

Party B will provide monthly financial statements to Party A in order to determine compliance with Article Two of this agreement.  Party B will also provide to CHRN quarterly and annual financial statements of the Company promptly after the end of each quarter in order to enable CHRN to file the financial statements required by the Rules of the U.S. Securities and Exchange Commission.   Also, Party B has resolved to assist the CHRN Board of Director in handling difficult problems.

6.4

The members of the Management, jointly and severally, will indemnify the Company against liability for any l bonds, debts and other legal responsibilities that arise during contract period.  They will reimburse the Company for any such obligations that the Company pays, to the extent that the payments are not made from revenues earned during the contract period.

6.5

Party B must consult with the CHRN Board of Directors on the use of CHRN shares as performance incentives, on share distribution  and on financing,

6.6

Additionally, all actions must follow United States of America and China regulations.

Article Seven: Party B rights:

7.1

Have full operating right during the contractual period.

7.2

Party B retains the right to make suggestions or raise objections in the event that it disagrees with Party A’s management objectives requirements and in the event that Party A fails to properly exercise its right to supervise the operation of the Company.

7.3

If any operation violates Chinese or American laws or regulations, or violates of the contract, or results from failure of Party A to carry out its responsibilities in a timely manner, Party B retains the right to sue or terminate contact. And the loss or costs caused by this should be borne by Party A.

Article Eight: Party B’s privileges:

8.1

Party B has the privileges to the economics benefits after fulfilled target revenue and profit margin, as prescribed in Article Two of this agreement.

8.2

Party B is entitled to the same benefits from the Company as CEO and Vice-CEO of CHRN.

8.3

In the event that CHRN causes the Company to invest in projects other than organic farming, Party B shall be entitled to participate in the benefits of the Company’s investment on terms to be negotiated at the time of the investment.

8.4

Party B shall not be entitled to sell any of the shares issued to it under the Plan (“Compensation Shares”) for a price less than $3.00 per share.  Party B is entitled to sell 20% of the Compensation Shares Party B owned after the end of the first 12 months during contractual period if Party B achieves the contract’s target sales and profit, as provided in Article Two above. Similarly, Party B is entitled to sell 20% of the Compensation Shares after the end of the first 24 months, and so on the same rule. Finally, Party B has right to sell its remaining 20% shares of the Compensation Shares by the end of Dec. 31, 2011.

Article Nine:  CHRN Expenses

The Company shall pay the salaries of CHRN’s Chief Executive Officer and Vice President – Marketing, as they are determined from time to time by the CHRN Board of Directors.  The Company shall also satisfy the obligations incurred by CHRN for legal and accounting services and other expenses that result from its status as a U.S. public company.

Article Ten:  Term and Termination

The effective period for this management outsourcing Agreement is between August 1st, 2008 –December 31st, 2011, unless terminated earlier pursuant to Section 1.3 or Section 4.3 or Article Twelve. Upon the expiration of this Agreement, the Board of Directors of CHRN and Party B shall negotiate an agreement under which Management will continue to manage the operation of the Company, on terms that are equal to the conditions of its potential competitors.

After the expiration of this Agreement, Party B shall cause the value of the Company’s inventory to be equal to its value on August 1, 2008.  If there is surplus inventory, Party B will be entitled to retain it. If there is a shortage of inventory, Party B will be obliged to make up the difference in cash.

Article Eleven:  Resolution of Disputes

If any dispute arises relating to the content or performance of this Agreement, the Parties shall settle it through friendly consultation; if the consultation fails to resolve the dispute, either party may solve the dispute at Jilin Province Economic and Trade Arbitration Commission; If fails again, either party may bring a lawsuit before Jilin Province Higher People's Court to solve the matter, the losing Party will bear legal costs including the full cost of the winning Party.

Article Twelve: The termination of the contact:

If the total of the Company’s sales revenues or the total of the Company’s Profit for the period from August 1, 2007 to July 31, 2008 are less than the targets set forth in Article Two of this agreement, then the CHRN Board of Directors shall be entitled to unilaterally terminate this Agreement by giving written notice to the representative of Party B.  Upon such termination, Party B will return all of the Compensation Shares, and CHRN will cancel all such shares.

Article Thirteen:  Miscellaneous

This agreement is made in duplicate; and each Party holds one. Each Party enjoys equal legal right.  This contract cannot be disclosed to the public before its implementation so as to prevent relevant confidential matters and plans from becoming known and potentially causing harm or loss.  CHRN will file a copy of this agreement with the SEC promptly after it is signed.

Party A: China Organic Health Products, Inc. (“CHRN”) and Jilin Province Huaren Organic Products Co. Ltd.  (the “Company”)

Representative: /s/ Jinzhong Fang

   Jinzhong Fang

Date:  November 16, 2007

Party B:    Haizhen Li, Daiwei Zhang,   Qinrao Shi, Xiufang Zhang, Shouyu Lian, collectively

Representative:  /s/ Haizhen Li

Haizhen Li

Date:  November 16, 2007